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                                                                     EXHIBIT 5.1
April 27, 2000



West TeleServices Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154


Ladies and Gentlemen:

We have acted as counsel for West TeleServices Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an offering of up to 5,175,000 shares ("Shares") of the Company's common stock, par value $.01 per share, by the selling stockholders named therein, of which up to 675,000 shares are subject to a 30-day over-allotment option granted by one of the selling stockholders to the underwriters.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and issued, and are fully paid and non-assessable.
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April 26, 2000
Page 2


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Validity of Common Stock" in the Prospectus.

Very truly yours,


/s/ Willkie Farr & Gallagher